EXHIBIT 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

THIS AGREEMENT dated as of December 19, 2025 (“Agreement”) is made by and between Zivo Bioscience, Inc. (the “Company”) and Keith R. Marchiando (“Executive”).

WHEREAS, Executive is employed as the Chief Financial Officer of the Company,

WHEREAS, the parties wish to enter into this Agreement regarding their separation.

ACCORDINGLY, in consideration of the execution and delivery of this Agreement and the compliance with the promises made herein, the parties agree that the precatory clauses above are incorporated herein and further agree as follows:

1. Last Day of Employment. Executive’s last day of employment as Chief Financial Officer is December 31, 2025 (the “Separation Date”). The Company shall compensate Executive through the Separation Date in accordance with normal payroll practices, provided that Executive performs transition services requested by the Company through the Separation Date.

2. Separation Benefits. In exchange for the mutual promises made in the Agreement, the parties agree as follows:

(a) The Company shall compensate Executive from the Separation Date through the period ending twelve months after the Separation Date in accordance with normal payroll practices at his present salary of $27,040.00 (twenty-seven thousand forty dollars and 00 cents) per month, less applicable withholdings. Executive waives any health care coverage from the Company and no withholding shall be made for healthcare benefits. If the Company defers payment of payroll to all employees due to temporary liquidity constraints, the Company may defer payment to Executive on the same basis and for the same period.

(b) Following the Separation Date and for a period of 12 months thereafter, Executive agrees to be responsive to reasonable requests from the Company with regard to historical knowledge regarding the Company as they arise from time to time.

(c) The Company shall reimburse Executive for business expenses incurred through the Separation Date in accordance with the Company’s policies and procedures.

(d) Executive shall use all accrued but unused paid time off before the Separation Date.

(e) The Executive shall retain all of his vested stock of the Company.

(f) The Company and Executive agree to jointly prepare a press release and other communications with respect to the separation.

(g) Executive shall retain a previously awarded option to acquire 150,000 shares of common stock at an exercise price of $7.96 per share (the “Retained Options”). The period of exercisability of the Retained Options shall terminate on June 30, 2027. Apart from the Retained Options, any and all options that have been issued to Executive under the Company’s Stock Option Replacement Program and 2021 Equity Incentive Plan shall be cancelled and become null and void as of the Separation Date. Grant #046 awarded to Executive on June 6, 2024, attached as Exhibit A, shall remain valid with the changes noted in this paragraph. Executive acknowledges that any shares acquired upon the exercise of the Retained Options shall bear a Rule 144 legend and shall be restricted for a period of six months.

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(h) Except as expressly provided in this Section 2, Executive has no right to further benefits or compensation as an employee of the Company after the Separation Date.

3. Separation Announcement

(a) The Parties will mutually agree on the language of any required public announcement required by the SEC or other regulatory body. Any other public disclosure regarding this Agreement or the Executive’s separation will be consistent with such mutually agreed upon language.

4. Confidentiality.

(a) Executive acknowledges and agrees that he shall treat all Confidential Information (as defined below) in a confidential manner, not use any Confidential Information for his own or a third party’s benefit and not communicate or disclose, orally or in writing, any Confidential Information to any person, either directly or indirectly, without the prior written consent of the Company. Executive further agrees that he shall not utilize or make available any Confidential Information, either directly or indirectly, in connection with his solicitation of employment or acceptance of employment with any third party. Executive further agrees that he will promptly return (or destroy if it cannot be returned) to Company all written or other tangible evidence of any Confidential Information and any memoranda with respect thereto which are in his possession or under his control.

(b) For the purposes of this Agreement, the term “Confidential Information” shall include all proprietary information related to the Company’s business, including, but not limited to, processes, ideas, techniques, inventions, methods, products, services, research, purchasing, marketing, selling, customers, suppliers or trade secrets. All information which Executive has a reasonable basis to believe to be Confidential Information, or which Executive has a reasonable basis to believe the Company or any of its affiliates treat as Confidential Information, shall be deemed to be Confidential Information. Notwithstanding the foregoing, information shall not be deemed to be Confidential Information if it is generally known and publicly available, without the fault of Executive and without the violation by any person of a duty of confidentiality or any other duty owed to any protected party.

(c) Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information or the making of statements, as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that such disclosure or statements will be limited to the extent and only in the instances Executive is so compelled and, subject to the requirements of applicable law, Executive agrees to give the Company prior written notice of his intent to so disclose such Confidential Information or make any such statements and to cooperate with the Company (at the Company’s sole cost and expense) in seeking confidentiality protections or resisting such compulsion as requested by the Company. Executive further understands and agrees that this Agreement does not prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and that Executive does not need the Company’s prior authorization to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

(d) Further, notwithstanding any other provision of this Agreement: (i) Executive is advised that an individual, pursuant to the Defend Trade Secrets Act of 2016, will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) if a person files a lawsuit for retaliation by the Company for reporting a suspected violation of law, that person may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if that person (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

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5. Confidentiality of Agreement. The parties represent and agree that they will keep the negotiations surrounding this Agreement confidential, and that they will not hereafter disclose (except as required by law) any information concerning the negotiations of this Agreement to any person other than their attorneys and financial or tax advisors or, in the case of the Executive, Executive’s immediate family, provided each is informed of and agrees in advance to be bound by this confidentiality provision; provided further that all parties acknowledge and agree that this Agreement will be filed with the Securities and Exchange Commission (“SEC”) in accordance with applicable law, and no confidentiality obligation is imposed relating to any information the Company files with the SEC. Nothing in this Agreement prevents or precludes Executive from cooperating with any inquiry by the SEC or any other regulatory agency or body.

6. Survival of Company Indemnification Obligations. All obligations of the Company to indemnify and defend Executive, and advance fees, costs and expenses to Executive, shall survive the Executive’s separation from service. The Company shall not take any action that would terminate or limit the Company’s obligations to indemnify Executive, including without limitation by amending its bylaws.

7. Mutual Release and Waiver.

(a) Executive forever releases and discharges the Company, its parent, owners, agents, directors, officers, employees, and affiliates, of and from any and all claims, demands, equitable relief, damages, costs, expenses, administrative actions and causes of action of any kind or character, whether known or unknown, including, but not limited to, those claims relating in any manner to or arising from Executive’s Letter Agreement of Employment dated January 1, 2021, or any amendment thereof, Executive’s employment with the Company, or the separation thereof, or which may otherwise arise under any federal or state statute, the common law or in equity, including but not limited to any claim arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act (“ADEA”), the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Whistleblowers’ Protection Act and the Michigan Persons With Disabilities Civil Rights Act, all as amended, and contract or tort claims.

(b) Notwithstanding anything to the contrary in this Agreement, Executive is not waiving any rights Executive may have to: (i) claims for earned base salary and unreimbursed expenses; (ii) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans; (iii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; and (iv) pursue claims which by law cannot be waived by signing this Agreement. In addition, nothing in this Agreement prohibits Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency nor does this Agreement affect Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Executive agrees that, if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

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(c) The Company forever releases and discharges Executive from any claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses in law or in equity, arising from or relating to Executive’s employment with the Company, with the exception of claims related to fraud or embezzlement.

8. Non-Admission of Liability. This Agreement shall not be construed as an admission, nor is it an admission, by either party that it is liable in any respect for any claim or cause of action that has been or may hereafter be asserted. This Agreement is being entered into solely for the purpose of conferring consideration upon both parties in return for their resolution of the matters enumerated above.

9. Non-disparagement. Executive further agrees not to, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication to the public or to any individual person or entity or groups of persons or entities, specifically including, but not limited to, past, present or future customers, clients, employees, independent contractors, or business associates of the Company, hereafter disparage, criticize, condemn or impugn the reputation or character of the Company and/or its board members, officers, directors, managers, employees, consultants or agents, based upon any event or circumstances occurring or existing prior to or on the date of this Agreement. Such limitation shall include, but not be limited to, comments or posts to any social media platform, any website, or employee/employer or company review forums, and further specifically including, by way of example but not limitation, any of the following sites: Stocktwits and any of its competitors or alternative social network platforms, Glassdoor, LinkedIn, Upwork, Facebook, and Reddit.

Members of the Company’s board of directors and other officers further agree not to, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication to the public or to any individual person or entity or groups of persons or entities, specifically including, but not limited to, past, present or future customers, clients, employees, independent contractors, or business associates of the Company, hereafter disparage, criticize, condemn or impugn the reputation or character of the Executive, based upon any event or circumstances occurring or existing prior to or on the date of this Agreement. Such limitation shall include, but not be limited to, comments or posts to any social media platform, any website, or employee/employer or company review forums, and further specifically including, by way of example but not limitation, any of the following sites: Stocktwits and any of its competitors or alternative social network platforms, Glassdoor, LinkedIn, Upwork, Facebook, and Reddit.

10. Governing Law and Interpretation; Venue. This Agreement shall be governed by the laws of the State of Michigan without regard to its conflict-of-laws principles. Any and all disputes relating to or arising out of this Agreement, Executive’s employment with the Company or the termination of that employment shall be brought solely and exclusively in the federal or state courts located in Michigan.

11. No Actions. Each party represents that it has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his/its own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private) against or involving the other party or any of his/its affiliates, including for the Company. Each party represents that it is not aware of or participating in any effort by any person or entity to assert any action, charge, complaint or proceeding of any kind, whether in court or before an administrative body or agency (whether public, quasi-public, or private), against or involving the other party or any of his/its affiliates, including for the Company.

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12. Entire Agreement: Amendment. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements concerning the same subject matter, except as expressly referred to or set forth herein. This Agreement may only be modified in writing signed by both parties.

13. Return of Company Property. Executive agrees to return, upon the Company’s request, any Company property in his control or in his possession.

14. Negotiated Agreement. Executive acknowledges and agrees that Executive has been offered sufficient time to review this Agreement with any attorneys, financial advisors or immediate family members, that Executive has been advised by the Company to do so, and to the extent Executive desires, has done so, that Executive has used sufficient time for such review, that Executive has read and understood the release provided herein and that Executive has knowingly and voluntarily agreed to all the terms of this Agreement and that Executive has signed this Agreement voluntarily without any coercion. This Agreement amicably resolves any issues between the parties, and they agree that this Agreement and its accompanying exhibit agreements shall neither be interpreted nor construed as an admission of any wrongdoing or liability on the part of the Company or the Executive and that neither party shall be considered the primary drafter of this Agreement or its accompanying exhibit agreements.

15. Acknowledgement. The parties hereby acknowledge that they have read this Agreement, have had an adequate opportunity to review its terms and have been advised to consult with legal counsel before signing this Agreement. They further acknowledge that they understand this Agreement’s terms and consequences and are executing it freely and voluntarily.

16. Binding. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their respective heirs, administrators, successors and assigns.

17. Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures on this Agreement shall be valid and binding.

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NOW, THEREFORE, the Company and Executive now knowingly and voluntarily sign this Agreement on the date set forth below.

Date: December 19, 2025

The Company: Zivo Bioscience, Inc.

By:	/s/ John B. Payne
Printed:	John B. Payne
Title:	CEO

The Executive:

/s/ Keith Marchiando
Printed:	Keith Marchiando

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